As filed with the Securities and Exchange Commission on December 18, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

U.S. AUTO PARTS NETWORK, INC.

(Exact name of registrant as specified in its charter)

Delaware	68-0623433
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

17150 South Margay Avenue

Carson, California 90746

(310) 735-0553

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ted Sanders

Chief Financial Officer

U.S. Auto Parts Network, Inc.

17150 South Margay Avenue

Carson, California 90746

(310) 735-0085

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to: Ellen S. Bancroft, Esq. Jason R. Wisniewski, Esq. Dorsey & Whitney LLP 38 Technology Drive, Suite 100 Irvine, California 92618 (949) 932-3600

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

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If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, $0.001 par value per share (including associated preferred stock purchase rights)	2,500,000 shares	$5.02	$12,550,000	$700.29

(1)	Estimate based upon the average of the high and low prices of the registrant’s common stock on December 16, 2009 as reported by the Nasdaq Stock Market, LLC, pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended.
(2)	Pursuant to Rule 416, this registration statement also covers any additional shares of common stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

2,500,000 Shares

Common Stock

This prospectus relates to the disposition from time to time of a total of 2,500,000 shares of the common stock of U.S. Auto Parts Network, Inc. or interests therein by the selling stockholder listed in this prospectus or its pledgees, donees, transferees or other successors-in-interest. The prices at which the selling stockholder may sell or otherwise dispose of its shares or interests therein will be determined by the selling stockholder. We will not receive any of the proceeds from the sale of these shares.

Our common stock is listed on the NASDAQ Global Market under the symbol “PRTS”. On December 16, 2009, the last reported sale price for our common stock was $5.02 per share.

Unless the context requires otherwise, as used in this prospectus, the terms “U.S. Auto Parts,” the “Company,” “we,” “us” and “our” refer to U.S. Auto Parts Network, Inc. and its subsidiaries, and the terms “Partsbin” refers to All OEM Parts, Inc., ThePartsBin.com, Inc. and their affiliated companies, which we acquired in May 2006.

U.S. Auto Parts®, and PartsTrain® are our United States registered marks. U.S. Auto Parts Network™, Partsbin™, Kool-Vue™ Auto-Vend™ and AutoPartsGiant™ are our United States common law trademarks. All other trademarks and trade names appearing in this report are the property of their respective owners.

You should carefully consider the risk factors beginning on page 2 of this prospectus before purchasing any of the common stock offered by this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December     , 2009.

THE COMPANY

We are one of the largest online providers of aftermarket auto parts, including body parts, engine parts, and performance parts and accessories. We principally sell our products, identified as stock keeping units (“SKUs”), to individual consumers through our network of websites and online marketplaces. Our user-friendly websites provide customers with a comprehensive selection of approximately 700,000 SKUs with detailed product descriptions and photographs. We have developed a proprietary product database that maps our SKUs to product applications based on vehicle makes, models and years.

We were incorporated in 1995 as a distributor of aftermarket auto parts and launched our first website in 2000. Since then, we have continued to expand our online operations, increasing the number of SKUs sold through our e-commerce network, adding additional websites, improving our Internet marketing proficiency, and commencing sales on online marketplaces. In October 2008, we acquired AutoMD.com for the purpose of developing content and a user community to educate consumers on maintenance and service of their vehicles. Our flagship websites are located at www.autopartswarehouse.com and www.partstrain.com, and our corporate website is located at www.usautoparts.com. Our websites and the information contained on our websites, or connected to our websites, are not incorporated into and are not a part of this prospectus.

RISK FACTORS

Our business is subject to a number of risks, some of which are discussed below. Other risks are presented elsewhere in this prospectus and in the information incorporated by reference into the prospectus. You should consider the following risks carefully in addition to the other information contained in this prospectus (including the information incorporated by reference) before purchasing shares of our common stock. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. If any of these risks actually occurs, our business, financial condition or results of operations could be seriously harmed. In that event, the market price for our common stock could decline and you may lose all or part of your investment.

Risks Related To Our Business

Purchasers of aftermarket auto parts may not choose to shop online, which would prevent us from acquiring new customers who are necessary to the growth of our business.

The online market for aftermarket auto parts is less developed than the online market for many other business and consumer products. Our success will depend in part on our ability to attract new customers and to convert customers who have historically purchased auto parts through traditional retail and wholesale operations. Furthermore, we may have to incur significantly higher and more sustained advertising and marketing expenditures or may need to price our products more competitively than we currently anticipate in order to attract additional online consumers and convert them into purchasing customers. Specific factors that could prevent prospective customers from purchasing from us include:

•	concerns about buying auto parts without face-to-face interaction with sales personnel;

•	the inability to physically handle, examine and compare products;

•	delivery time associated with Internet orders;

•	concerns about the security of online transactions and the privacy of personal information;

•	delayed shipments or shipments of incorrect or damaged products;

•	increased shipping costs; and

•	the inconvenience associated with returning or exchanging items purchased online.

If the online market for auto parts does not gain widespread acceptance, our sales may decline and our business and financial results may suffer.

We depend on search engines and other online sources to attract visitors to our websites, and if we are unable to attract these visitors and convert them into customers in a cost-effective manner, our business and results of operations will be harmed.

Our success depends on our ability to attract online consumers to our websites and convert them into customers in a cost-effective manner. We are significantly dependent upon search engines, shopping comparison sites and other online sources for our website traffic. We are included in search results as a result of both paid search listings, where we purchase specific search terms that will result in the inclusion of our listing, and algorithmic searches that depend upon the searchable content on our sites. Algorithmic listings cannot be purchased and instead are determined and displayed solely by a set of formulas utilized by the search engine. Search engines, shopping comparison sites and other online sources revise their algorithms from time to time in an attempt to optimize their search results. If one or more of the search engines, shopping comparison sites or other online sources on which we rely for website traffic were to modify its general methodology for how it displays or selects our websites, resulting in fewer consumers clicking through to our websites, our financial results could be adversely affected. We operate a multiple website platform that generally allows us to provide multiple search results for a particular algorithmic search. If the search engines were to limit our display results to a single result or entirely eliminate our results from the algorithmic search, our website traffic would significantly decrease and our business would be materially harmed. If any free search engine or shopping comparison site on which we rely begins charging fees for listing or placement, or if one or more of the search engines, shopping comparison sites and other online sources on which we rely for purchased listings, modifies or terminates its relationship with us, our expenses could rise, we could lose customers and traffic to our websites could decrease. In addition, our success in attracting visitors who convert to customers will depend in part upon our ability to identify and purchase relevant search terms, provide relevant content on our sites, and effectively target our other marketing programs such as e-mail campaigns and affiliate programs. If we are unable to attract visitors to our websites and convert them to customers in a cost-effective manner, then our sales may decline and our business and financial results may be harmed.

Future acquisitions could disrupt our business and harm our financial condition.

As part of our growth strategy, we have and expect that we will continue to selectively pursue acquisitions of businesses, technologies or services in order to expand our capabilities, enter new markets or increase our market share. Integrating any newly acquired businesses’ websites, technologies or services is likely to be expensive and time consuming. For example, our acquisition of Partsbin resulted in significant costs, including a material impairment charge, a write-down of goodwill associated with the acquisition, and a number of challenges, including retaining employees of the acquired company, integrating our order processing and credit processing, integrating our product pricing strategy, and integrating the diverse technologies and differing e-commerce platforms and accounting systems used by each company. If we are unable to successfully complete the integration of acquisitions, we may not realize the synergies from such acquisitions, and our business and results of operations could suffer. To finance any future acquisitions, it may also be necessary for us to raise additional capital through public or private financings or to obtain bank financing. Additional funds may not be available on terms that are favorable to us, and, in the case of equity financings, would result in dilution to our stockholders. Future acquisitions by us could also result in large and immediate write-offs, assumption of debt and unforeseen liabilities and significant adverse accounting charges, any of which could substantially harm our business, financial condition and results of operations.

If we are unable to manage the challenges associated with our international operations, the growth of our business could be limited and our business could suffer.

We maintain business operations in the United States and the Philippines. These international operations include development and maintenance of our websites, Internet marketing personnel, and sales and customer support services. We also operate a Canadian subsidiary to facilitate sales in Canada. We are subject to a number of risks and challenges that specifically relate to our international operations. Our international operations may not be successful if we are unable to meet and overcome these challenges, which could limit the growth of our business and may have an adverse effect on our business and operating results. These risks and challenges include:

•	difficulties and costs of staffing and managing foreign operations;

•	restrictions imposed by local labor practices and laws on our business and operations;

•	exposure to different business practices and legal standards;

•	unexpected changes in regulatory requirements;

•	the imposition of government controls and restrictions;

•	political, social and economic instability and the risk of war, terrorist activities or other international incidents;

•	the failure of telecommunications and connectivity infrastructure;

•	natural disasters and public health emergencies;

•	potentially adverse tax consequences;

•	the failure of local laws to provide a sufficient degree of protection against infringement of our intellectual property; and

•	fluctuations in foreign currency exchange rates and relative weakness in the U.S. Dollar.

We are dependent upon relationships with suppliers in Taiwan, China and the United States for the vast majority of our products.

We acquire substantially all of our products from manufacturers and distributors located in Taiwan, China and the United States. Our top ten suppliers represented approximately 66% of our total product purchases during the forty weeks ended October 31, 2009. We do not have any long-term contracts or exclusive agreements with our foreign suppliers that would ensure our ability to acquire the types and quantities of products we desire at acceptable prices and in a timely manner. In addition, our ability to acquire products from our suppliers in amounts and on terms acceptable to us is dependent upon a number of factors that could affect our suppliers and which are beyond our control. For example, financial or operational difficulties that some of our suppliers may face could result in an increase in the cost of the products we purchase from them. In addition, the increasing consolidation among auto parts suppliers may disrupt or end our relationship with some suppliers, result in product shortages and/or lead to less competition and, consequently, higher prices.

In addition, because many of our suppliers are outside of the United States, additional factors could interrupt our relationships or affect our ability to acquire the necessary products on acceptable terms, including:

•	political, social and economic instability and the risk of war or other international incidents in Asia or abroad;

•	fluctuations in foreign currency exchange rates that may increase our cost of products;

•	tariffs and protectionist laws and business practices that favor local businesses;

•	difficulties in complying with import and export laws, regulatory requirements and restrictions; and

•	natural disasters and public health emergencies.

If we do not maintain our relationships with our existing suppliers or develop relationships with new suppliers on acceptable commercial terms, we may not be able to continue to offer a broad selection of merchandise at competitive prices and, as a result, we could lose customers and our sales could decline.

We are dependent upon third parties for distribution and fulfillment operations with respect to many of our products.

For a number of the products that we sell, we outsource the distribution and fulfillment operation and are dependent on our distributors to manage inventory, process orders and distribute those products to our customers in a timely manner. For the forty weeks ended October 31, 2009, our product purchases from a single supplier represented 19.2% of our total product purchases. If we do not maintain our existing relationships with our distributors on acceptable commercial terms, we will need to obtain other suppliers and may not be able to continue to offer a broad selection of merchandise at competitive prices, and our sales may decrease.

In addition, because we outsource to distributors a number of these traditional retail functions relating to those products, we have limited control over how and when orders are fulfilled. We also have limited control over the products that our distributors purchase or keep in stock. Our distributors may not accurately forecast the products that will be in high demand or they may allocate popular products to other resellers, resulting in the unavailability of certain products for delivery to our customers. Any inability to offer a broad array of products at competitive prices and any failure to deliver those products to our customers in a timely and accurate manner may damage our reputation and brand and could cause us to lose customers.

We depend on third party delivery services to deliver our products to our customers on a timely and consistent basis, and any deterioration in our relationship with any one of these third parties or increases in the fees that they charge could adversely affect our business and financial condition.

We rely on third parties for the shipment of our products, and we cannot be sure that these relationships will continue on terms favorable to us, or at all. Shipping costs have increased from time to time, and may continue to increase, which could harm our business, prospects, financial condition and results of operations by increasing our costs of doing business and resulting in reduced gross margins. In addition, if our relationships with these third parties are terminated or impaired, or if these third parties are unable to deliver products for us, whether through labor shortage, slow down or stoppage, deteriorating financial or business condition, responses to terrorist attacks or for any other reason, we would be required to use alternative carriers for the shipment of products to our customers. Changing carriers could have a negative effect on our business and operating results due to reduced visibility of order status and package tracking and delays in order processing and product delivery, and we may be unable to engage alternative carriers on a timely basis, upon terms favorable to us, or at all.

If commodity prices such as fuel, plastic and steel continue to increase, our margins may shrink.

Our third party delivery services have increased fuel surcharges from time to time, and that occurrence negatively impacts our margins, as we are generally unable to pass all of these costs directly to consumers. Increasing prices in the component materials for the parts we sell may impact the availability, the quality and the price of our products, as suppliers search for alternatives to existing materials and as they increase the prices they charge. We cannot ensure that we can recover all the increased costs through price increases, our suppliers may not continue to provide the consistent quality of product as they may substitute lower cost materials to maintain pricing levels, all of which may have a negative impact on our business and results of operations.

If our fulfillment operations are interrupted for any significant period of time or are not sufficient to accommodate increased demand, our sales would decline and our reputation could be harmed.

Our success depends on our ability to successfully receive and fulfill orders and to promptly deliver our products to our customers. The majority of orders for our auto body parts products are filled from our inventory in our distribution centers, where all our inventory management, packaging, labeling and product return processes are performed. Increased demand and other considerations may require us to expand our distribution centers or transfer our fulfillment operations to larger facilities in the future.

Our distribution centers are susceptible to damage or interruption from human error, fire, flood, power loss, telecommunications failures, terrorist attacks, acts of war, break-ins, earthquakes and similar events. We do not currently maintain back-up power systems at our fulfillment centers. We do not presently have a formal disaster recovery plan and our business interruption insurance may be insufficient to compensate us for losses that may occur in the event operations at our fulfillment center are interrupted. Any interruptions in our fulfillment operations for any significant period of time, including interruptions resulting from the expansion of our existing facilities or the transfer of operations to a new facility, could damage our reputation and brand and substantially harm our business and results of operations and alternate arrangements may increase the cost of fulfillment. In addition, if we do not successfully expand our fulfillment capabilities in response to increases in demand, we may not be able to substantially increase our net sales.

We rely on bandwidth and data center providers and other third parties to provide products to our customers, and any failure or interruption in the services provided by these third parties could disrupt our business and cause us to lose customers.

We rely on third-party vendors, including data center and bandwidth providers. Any disruption in the network access or co-location services, which are the services that house and provide Internet access to our servers, provided by these third-party providers or any failure of these third-party providers to handle current or higher volumes of use could significantly harm our business. Any financial or other difficulties our providers face may have negative effects on our business, the nature and extent of which we cannot predict. We exercise little control over these third-party vendors, which increases our vulnerability to problems with the services they provide. We also license technology and related databases from third parties to facilitate elements of our e-commerce platform. We have experienced and expect to continue to experience interruptions and delays in service and availability for these elements. Any errors, failures, interruptions or delays experienced in connection with these third-party technologies could negatively impact our relationship with our customers and adversely affect our business.

Our systems also heavily depend on the availability of electricity, which also comes from third-party providers. If we were to experience a major power outage, we would have to rely on back-up generators. These back-up generators may not operate properly through a major power outage, and their fuel supply could also be inadequate during a major power outage. Information systems such as ours may be disrupted by even brief power outages, or by the fluctuations in power resulting from switches to and from backup generators. This could disrupt our business and cause us to lose customers.

We face intense competition and operate in an industry with limited barriers to entry, and some of our competitors may have greater resources than us and may be better positioned to capitalize on the growing e-commerce auto parts market.

The auto parts industry is competitive and highly fragmented, with products distributed through multi-tiered and overlapping channels. We compete with both online and offline retailers who offer OEM and aftermarket auto parts to either the do-it-yourself or do-it-for-me customer segments. Current or potential competitors include the following:

•	national auto parts retailers such as Advance Auto Parts, AutoZone, CSK Auto, Napa Auto Parts, CarQuest, O’Reilly Automotive and Pep Boys;

•	large online marketplaces such as Amazon.com and eBay;

•	online competitors;

•	local independent retailers or niche auto parts online retailers; and

•	wholesale auto parts distributors such as LKQ Corporation.

Barriers to entry are low, and current and new competitors can launch websites at a relatively low cost. Many of our current and potential offline competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing, technical, management and other resources than we do. In addition, some of our competitors have used and may continue to use aggressive pricing tactics and devote substantially more financial resources to website and system development than we do. We expect that competition will further intensify in the future as Internet use and online commerce continue to grow worldwide. Increased competition may result in reduced operating margins, reduced profitability, loss of market share and diminished brand recognition.

We would also experience significant competitive pressure if any of our suppliers were to sell their products directly to customers. Since our suppliers have access to merchandise at very low costs, they could sell products at lower prices and maintain higher gross margins on their product sales than we can. In this event, our current and potential customers may decide to purchase directly from these suppliers. Increased competition from any supplier capable of maintaining high sales volumes and acquiring products at lower prices than us could significantly reduce our market share and adversely impact our financial results.

Challenges by Original Equipment Manufacturers (“OEMs”) to the validity of the aftermarket auto parts industry and claims of intellectual property infringement could adversely affect our business and the viability of the aftermarket auto parts industry.

Original equipment manufacturers have attempted to use claims of intellectual property infringement against manufacturers and distributors of aftermarket products to restrict or eliminate the sale of aftermarket products that are the subject of the claims. The OEMs have brought such claims in federal court and with the United States International Trade Commission. We have received in the past, and we anticipate we may in the future receive, communications alleging that certain products we sell infringe the patents, copyrights, trademarks and trade names or other intellectual property rights of OEMs or other third parties. For instance, after three and a half years of litigation and related costs and expenses, on April 16, 2009, we entered into a settlement agreement with Ford Motor Company and Ford Global Technologies, LLC that ended the two pending legal actions that were initiated by Ford with the United States International Trade Commission.

The United States Patent and Trademark Office records indicate that OEMs are seeking and obtaining more design patents then they have in the past. To the extent that the OEMs are successful with intellectual property infringement claims, we could be restricted or prohibited from selling certain aftermarket products which could have an adverse effect on our business. Infringement claims could also result in increased costs of doing business arising from increased legal expenses, adverse judgments or settlements or changes to our business practices required to settle such claims or satisfy any judgments. Litigation could result in interpretations of the law that require us to change our business practices or otherwise increase our costs and harm our business. We do not maintain insurance coverage to cover the types of claims that could be asserted. If a successful claim were brought against us, it could expose us to significant liability.

If we are unable to protect our intellectual property rights, our reputation and brand could be impaired and we could lose customers.

We regard our trademarks, trade secrets and similar intellectual property as important to our success. We rely on trademark and copyright law, and trade secret protection, and confidentiality and/or license agreements with employees, customers, partners and others to protect our proprietary rights. We cannot be certain that we have taken adequate steps to protect our proprietary rights, especially in countries where the laws may not protect our rights as fully as in the United States. In addition, our proprietary rights may be infringed or misappropriation of, and we could be required to incur significant expenses to preserve them. For instance, on June 25, 2009, we filed a lawsuit in United States District Court, Central District of California against PartsGeek LLC, its shareholders and several of its employees (“Defendant”), alleging that they have misappropriated trade secrets, breach of contract and unfair competition. We requested collectively both monetary and injunctive relief from the Defendant, but the cost of prosecuting the litigation may have an adverse impact on our earnings. We have common law trademarks, as well as pending federal trademark registrations for several marks and two registered marks. Even if we obtain approval of such pending registrations, the resulting registrations may not adequately cover our inventions or protect us against infringement by others. Effective trademark, service mark, copyright, patent and trade secret protection may not be available in every country in which our products and services may be made available online. We also currently own or control a number of Internet domain names, including www.usautoparts.net, www.autopartswarehouse.com, and www.partstrain.com, and have invested time and money in the purchase of domain names and other intellectual property, which may be impaired if we cannot protect such intellectual property. We may be unable to protect these domain names or acquire or maintain relevant domain names in the United States and in other countries. If we are not able to protect our trademarks, domain names or other intellectual property, we may experience difficulties in achieving and maintaining brand recognition and customer loyalty.

If our product catalog database is stolen, misappropriated or damaged, or if a competitor is able to create a substantially similar catalog without infringing our rights, then we may lose an important competitive advantage.

We have invested significant resources and time to build and maintain our product catalog, which is maintained in the form of an electronic database, which maps SKUs to relevant product applications based on vehicle makes, models and years. We believe that our product catalog provides us with an important competitive advantage in both driving traffic to our websites and converting that traffic to revenue by enabling customers to quickly locate the products they require. We cannot assure you that we will be able to protect our product catalog from unauthorized copying or theft or that our product catalog will continue to operate adequately, without any technological challenges. In addition, it is possible that a competitor could develop a catalog or database that is similar to or more comprehensive than ours, without infringing our rights. In the event our product catalog is damaged or is stolen, copied or otherwise replicated to compete with us, whether lawfully or not, we may lose an important competitive advantage and our business could be harmed.

Our e-commerce system is dependent on open-source software, which exposes us to uncertainty and potential liability.

We utilize open-source software such as Linux, Apache, MySQL, PHP, Fedora and Perl throughout our web properties and supporting infrastructure. Open-source software is maintained and upgraded by a general community of software developers under various open-source licenses, including the GNU General Public License (“GPL”). These developers are under no obligation to maintain, enhance or provide any fixes or updates to this software in the future. Additionally, under the terms of the GPL and other open-source licenses, we may be forced to release to the public source-code internally developed by us pursuant to such licenses. Furthermore, if any of these developers contribute any code of others to any of the software that we use, we may be exposed to claims and liability for intellectual property infringement. A number of lawsuits are currently pending against third parties over the ownership rights to the various components within some open-source software that we use. If the outcome of these lawsuits is unfavorable, we may be held liable for intellectual property infringement based on our use of these open-source software components. We may also be forced to implement changes to the code-base for this software or replace this software with internally developed or commercially licensed software.

We face exposure to product liability lawsuits.

The automotive industry in general has been subject to a large number of product liability claims due to the nature of personal injuries that result from car accidents or malfunctions. As a distributor of auto parts, including parts obtained overseas, we could be held liable for the injury or damage caused if the products we sell are defective or malfunction. While we carry insurance against product liability claims, if the damages in any given action were high or we were subject to multiple lawsuits, the damages and costs could exceed the limits of our insurance coverage. If we were required to pay substantial damages as a result of these lawsuits, it may seriously harm our business and financial condition. Even defending against unsuccessful claims could cause us to incur significant expenses and result in a diversion of management’s attention. In addition, even if the money damages themselves did not cause substantial harm to our business, the damage to our reputation and the brands offered on our websites could adversely affect our future reputation and our brand, and could result in a decline in our net sales and profitability.

We rely on key personnel and may need additional personnel for the success and growth of our business.

Our business is largely dependent on the personal efforts and abilities of highly skilled executive, technical, managerial, merchandising, marketing, and call center personnel. Competition for such personnel is intense, and we cannot assure you that we will be successful in attracting and retaining such personnel. The loss of any key employee or our inability to attract or retain other qualified employees could harm our business and results of operations.

Risks Related To Our Common Stock

Our stock price has been and may continue to be volatile, which may result in losses to our stockholders.

The market prices of technology and e-commerce companies generally have been extremely volatile and have recently experienced sharp share price and trading volume changes. The trading price of our common stock is likely to be volatile and could fluctuate widely in response to, among other things, the risk factors described in this report and other factors beyond our control such as fluctuations in the operations or valuations of companies perceived by investors to be comparable to us, our ability to meet analysts’ expectations, or conditions or trends in the Internet or auto parts industries.

Since the completion of our initial public offering in February 2007, the trading price of our common stock has been volatile, declining from a high of $12.61 per share to a low per share of $1.00. We have also experienced significant fluctuations in the trading volume of our common stock. General economic and political conditions unrelated to our performance may also adversely affect the price of our common stock. In the past, following periods of volatility in the market price of a public company’s securities, securities class action litigation has often been initiated. Due to the inherent uncertainties of litigation, we cannot predict the ultimate outcome of the litigation if it were to continue. An unfavorable result could have a material adverse effect on our financial condition and results of operation.

Our executive officers and directors own a significant percentage of our stock.

As of December 4, 2009, our executive officers and directors and entities that are affiliated with them beneficially owned approximately 68.2% of our outstanding shares of common stock. This significant concentration of share ownership may adversely affect the trading price for our common stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders. Also, these stockholders, acting together, will be able to control our management and affairs and matters requiring stockholder approval including the election of our entire Board of Directors and certain significant corporate actions such as mergers, consolidations or the sale of substantially all of our assets. As a result, this concentration of ownership could delay, defer or prevent others from initiating a potential merger, takeover or other change in our control, even if these actions would benefit our other stockholders and us.

Our future operating results may fluctuate and may fail to meet market expectations.

We expect that our revenue and operating results will continue to fluctuate from quarter to quarter due to various factors, many of which are beyond our control. If our quarterly revenue or operating results fall below the expectations of investors or securities analysts, the price of our common stock could significantly decline. The factors that could cause our operating results to continue to fluctuate include, but are not limited to:

•	fluctuations in the demand for aftermarket auto parts;

•	price competition on the Internet or among offline retailers for auto parts;

•	our ability to attract visitors to our websites and convert those visitors into customers;

•	our ability to maintain and expand our supplier and distribution relationships;

•	the effects of seasonality on the demand for our products;

•	our ability to accurately forecast demand for our products, price our products at market rates and maintain appropriate inventory levels;

•	our ability to build and maintain customer loyalty;

•	infringement actions that could impact the viability of the auto parts aftermarket, or portions thereof;

•	the success of our brand-building and marketing campaigns;

•	our ability to accurately project our future revenues, earnings, and results of operations;

•	government regulations related to use of the Internet for commerce, including the application of existing tax regulations to Internet commerce and changes in tax regulations;

•	technical difficulties, system downtime or Internet brownouts; and

•	the amount and timing of operating costs and capital expenditures relating to expansion of our business, operations and infrastructure.

If we fail to maintain an effective system of internal control over financial reporting or comply with Section 404 of the Sarbanes-Oxley Act of 2002, we may not be able to accurately report our financial results or prevent fraud, and our stock price could decline.

While management has concluded that our internal controls over financial reporting were effective as of December 31, 2008, we have in the past, and could in the future, have a material weakness or significant deficiency in our control over financial reporting or fail to comply with Section 404 of the Sarbanes-Oxley Act of 2002. If we fail to properly maintain an effective system of internal control over financial reporting, it could impact our ability to prevent fraud or to issue our financial statements in a timely manner that presents fairly our financial condition and results of operations. The existence of any such deficiencies or weaknesses, even if cured, may also lead to the loss of investor confidence in the reliability of our financial statements, could harm our business and negatively impact the trading price of our common stock. Such deficiencies or material weaknesses may also subject us to lawsuits, investigations and other penalties.

Our charter documents could deter a takeover effort, which could inhibit your ability to receive an acquisition premium for your shares.

Provisions in our certificate of incorporation and bylaws could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. Such provisions include the following:

•	our Board of Directors are authorized, without prior stockholder approval, to create and issue preferred stock which could be used to implement anti-takeover devices;

•	advance notice is required for director nominations or for proposals that can be acted upon at stockholder meetings;

•

our Board of Directors is classified such that not all members of our board are elected at one time, which may make it more difficult for a person who acquires control of a majority of our outstanding voting stock to replace all or a majority of our directors;

•	stockholder action by written consent is prohibited except with regards to an action that has been approved by the board;

•	special meetings of the stockholders are permitted to be called only by the chairman of our Board of Directors, our chief executive officer or by a majority of our Board of Directors;

•	stockholders are not be permitted to cumulate their votes for the election of directors; and

•

stockholders are permitted to amend certain provisions of our bylaws only upon receiving at least 66 2/3% of the votes entitled to be cast by holders of all outstanding shares then entitled to vote generally in the election of directors, voting together as a single class.

We do not intend to pay dividends on our common stock.

We currently intend to retain any future earnings and do not expect to pay any cash dividends on our capital stock for the foreseeable future.

General Market and Industry Risks

Economic conditions have had, and may continue to have an adverse effect on the demand for aftermarket auto parts and could adversely affect our sales and operating results.

We sell aftermarket auto parts consisting of body and engine parts used for repair and maintenance, performance parts used to enhance performance or improve aesthetics and accessories that increase functionality or enhance a vehicle’s features. Demand for our products has been and may continue to be adversely affected by general economic conditions. In declining economies, consumers often defer regular vehicle maintenance and may forego purchases of nonessential performance and accessories products, which can result in a decrease in demand for auto parts in general. Consumers also defer purchases of new vehicles, which immediately impacts performance parts and accessories, which are generally purchased in the first six months of a vehicle’s lifespan. In addition, during economic downturns some competitors may become more aggressive in their pricing practices, which would adversely impact our gross margin and could cause large fluctuations in our stock price. Certain suppliers may exit the industry which may impact our ability to procure parts and may adversely impact gross margin as the remaining suppliers increase prices to take advantage of limited competition.

Vehicle miles driven have and may continue to decrease, resulting in a decline of our revenues and negatively affecting our results of operations.

We and our industry depend on the number of vehicle miles driven. Decreased miles driven reduce the number of accidents and corresponding demand for crash parts, and reduce the wear and tear on vehicles with a corresponding reduction in demand for vehicle repairs and replacement or hard parts.

The success of our business depends on the continued growth of the Internet as a retail marketplace and the related expansion of the Internet infrastructure.

Our future success depends upon the continued and widespread acceptance and adoption of the Internet as a vehicle to purchase products. If customers or manufacturers are unwilling to use the Internet to conduct business and exchange information, our business will fail. The commercial acceptance and use of the Internet may not continue to develop at historical rates, or may not develop as quickly as we expect. The growth of the Internet, and in turn the growth of our business, may be inhibited by concerns over privacy and security, including concerns regarding “viruses” and “worms,” reliability issues arising from outages or damage to Internet infrastructure, delays in development or adoption of new standards and protocols to handle the demands of increased Internet activity, decreased accessibility, increased government regulation, and taxation of Internet activity. In addition, our business growth may be adversely affected if the Internet infrastructure does not keep pace with the growing Internet activity and is unable to support the demands placed upon it, or if there is any delay in the development of enabling technologies and performance improvements.

Negative conditions in the global credit markets may impair the liquidity of a portion of our investments portfolio, and adversely affect our results of operations and access to financing.

Our investment securities consist of high-grade auction rate preferred securities (“ARPS”). As of December 4, 2009, our long-term marketable securities were comprised of $4.4 million (par value) of high-grade (“A or AAA” rated) ARPS issued primarily by close end funds that primarily hold debt obligations from municipalities. The recent negative conditions in the global credit markets have prevented some investors from liquidating their holdings, including their holdings of ARPS. In response to the credit situation, on February 8, 2008, we instructed our investment advisor to liquidate all our investments in close end funds and move these funds into money market investments. On February 13, 2008, we were informed that there was insufficient demand at auction for our remaining four high-grade ARPS, representing approximately $7.8 million. As a result, these affected securities currently are not liquid, and have been reclassified as long-term investments. As of December 4, 2009, $3.4 million of our investments in ARPS were redeemed. We do not know when we will have access to the capital in these remaining investments. In the event we need to access the funds that are in an illiquid state, we will not be able to do so without a loss of principal or until a future auction on these investments is successful, the securities are redeemed by the issuer or a secondary market emerges. If we cannot readily access these funds, we may be required to borrow funds or issue additional debt or equity securities to meet our capital requirements. At this time, management has concluded that these remaining investments are impaired and has recorded an impairment charge to other comprehensive income totaling $99,000. Management is not sure that these investments will not be settled in the short term, although the market for these investments is presently uncertain. If the credit ratings of the security issuers deteriorate and any decline in market value is determined to be other-than-temporary, we would be required to adjust the carrying value of the investment through an additional impairment charge.

If we fail to offer a broad selection of products at competitive prices to meet our customers’ demands, our revenue could decline.

In order to expand our business, we must successfully offer, on a continuous basis, a broad selection of auto parts that meet the needs of our customers. Our auto parts are used by consumers for a variety of purposes, including repair, performance, improved aesthetics and functionality. In addition, to be successful, our product offerings must be broad and deep in scope, competitively priced, well-made, innovative and attractive to a wide range of consumers. We cannot predict with certainty that we will be successful in offering products that meet all of these requirements. If our product offerings fail to satisfy our customers’ requirements or respond to changes in customer preferences, our revenue could decline.

System failures, including failures due to natural disasters or other catastrophic events, could prevent access to our websites, which could reduce our net sales and harm our reputation.

Our sales would decline and we could lose existing or potential customers if they are not able to access our websites or if our websites, transactions processing systems or network infrastructure do not perform to our customers’ satisfaction. Any Internet network interruptions or problems with our websites could:

•	prevent customers from accessing our websites;

•	reduce our ability to fulfill orders or bill customers;

•	reduce the number of products that we sell;

•	cause customer dissatisfaction; or

•	damage our brand and reputation.

We have experienced brief computer system interruptions in the past, and we believe they will continue to occur from time to time in the future. Our systems and operations are also vulnerable to damage or interruption from a number of sources, including a natural disaster or other catastrophic event such as an earthquake, typhoon, volcanic eruption, fire, flood, terrorist attack, computer viruses, power loss, telecommunications failure, physical and electronic break-ins and other similar events. For example, our headquarters and the majority of our infrastructure, including some of our servers, are located in Southern California, a seismically active region. We also maintain offshore and outsourced operations in the Philippines, an area that has been subjected to a typhoon and a volcanic eruption in the past. In addition, California has in the past experienced power outages as a result of limited electrical power supplies and due to recent fires in the southern part of the state. Such outages, natural disasters and similar events may recur in the future and could disrupt the operation of our business. Our technology infrastructure is also vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. Although the critical portions of our systems are redundant and backup copies are maintained offsite, not all of our systems and data are fully redundant. We do not presently have a formal disaster recovery plan in effect and may not have sufficient insurance for losses that may occur from natural disasters or catastrophic events. Any substantial disruption of our technology infrastructure could cause interruptions or delays in our business and loss of data or render us unable to accept and fulfill customer orders or operate our websites in a timely manner, or at all.

We may be subject to liability for sales and other taxes and penalties, which could have an adverse effect on our business.

We currently collect sales or other similar taxes only on the shipment of goods to the states of California, New Jersey, Kansas, Tennessee and Virginia. The U.S. Supreme Court has ruled that vendors whose only connection with customers in a state is by common carrier or the U.S. mail are free from state-imposed duties to collect sales and use taxes in that state. However, states could seek to impose additional income tax obligations or sales tax collection obligations on out-of-state companies such as ours, which engage in or facilitate online commerce, based on their interpretation of existing laws, including the Supreme Court ruling, or specific facts relating to us. If sales tax obligations are successfully imposed upon us by a state or other jurisdiction, we could be exposed to substantial tax liabilities for past sales and penalties and fines for failure to collect sales taxes. We could also suffer decreased sales in that state or jurisdiction as the effective cost of purchasing goods from us increases for those residing in that state or jurisdiction.

A number of states, as well as the U.S. Congress, have been considering various initiatives that could limit or supersede the Supreme Court’s apparent position regarding sales and use taxes on Internet sales. New York enacted a measure in 2008 that requires many online retailers to begin collecting sales taxes on purchases shipped to the state, even if they have no operations or employees working there, and New York and Rhode Island have both enacted legislation making it more difficult for e-commerce retailers to avoid paying sales taxes, through extending the nexus of any affiliates a company uses within that state to the company, unless certain guidelines are followed. We expect other states to enact similar legislations. If any such initiatives are applicable to us, we could be required to collect sales and use taxes in additional states and our revenue could be adversely affected. Furthermore, the U.S. Congress has not yet extended a moratorium, which was first imposed in 1998 but has since expired, on state and local governments’ ability to impose new taxes on Internet access and Internet transactions. The imposition by state and local governments of various taxes upon Internet commerce could create administrative burdens for us as well as substantially impair the growth of e-commerce and adversely affect our revenue and profitability. Since our service is available over the Internet in multiple states, these jurisdictions may also require us to qualify to do business in these states. If we fail to qualify in a jurisdiction that requires us to do so, we could face liabilities for taxes and penalties.

We could be liable for breaches of security on our websites.

A fundamental requirement for e-commerce is the secure transmission of confidential information over public networks. Anyone who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. Although we have developed systems and processes that are designed to protect consumer information and prevent fraudulent credit card transactions and other security breaches, failure to mitigate such fraud or breaches may adversely affect our operating results. We may be required to expend significant capital and other resources to protect against potential security breaches or to alleviate problems caused by any breach. We rely on licensed encryption and authentication technology to provide the security and authentication necessary for secure transmission of confidential information, including credit card numbers. Advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments may result in a compromise or breach of the algorithms that we use to protect customer transaction data. In the event someone circumvents our security measures, it could seriously harm our business and reputation and we could lose customers. Security breaches could also expose us to a risk of loss or litigation and possible liability for failing to secure confidential customer information.

If we do not respond to technological change, our websites could become obsolete and our financial results and conditions could be adversely affected.

We maintain a network of websites which requires substantial development and maintenance efforts, and entails significant technical and business risks. To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our websites. The Internet and the e-commerce industry are characterized by rapid technological change, the emergence of new industry standards and practices and changes in customer requirements and preferences. Therefore, we may be required to license emerging technologies, enhance our existing websites, develop new services and technology that address the increasingly sophisticated and varied needs of our current and prospective customers, and adapt to technological advances and emerging industry and regulatory standards and practices in a cost-effective and timely manner. Our ability to remain technologically competitive may require substantial expenditures and lead time and our failure to do so may harm our business and results of operations.

Existing or future government regulation could expose us to liabilities and costly changes in our business operations and could reduce customer demand for our products and services.

We are subject to federal and state consumer protection laws and regulations, including laws protecting the privacy of customer non-public information and regulations prohibiting unfair and deceptive trade practices, as well as laws and regulations governing businesses in general and the Internet and e-commerce and certain environmental laws. Additional laws and regulations may be adopted with respect to the Internet, the effect of which on e-commerce is uncertain. These laws may cover issues such as user privacy, spyware and the tracking of consumer activities, marketing e-mails and communications, other advertising and promotional practices, money transfers, pricing, content and quality of products and services, taxation, electronic contracts and other communications, intellectual property rights, and information security. Furthermore, it is not clear how existing laws such as those governing issues such as property ownership, sales and other taxes, trespass, data mining and collection, and personal privacy apply to the Internet and e-commerce. California has enacted legislation banning the sale of catalytic converters that do not meet California emissions regulations, and the current federal administration has indicated that 13 additional states will be allowed to enact their own legislation that mirrors California. This will impact sale of products for emissions systems to those states and may adversely impact our sales and operating results. To the extent we expand into international markets, we will be faced with complying with local laws and regulations, some of which may be materially different than U.S. laws and regulations. Any such foreign law or regulation, any new U.S. law or regulation, or the interpretation or application of existing laws and regulations to the Internet or other online services, may have a material adverse effect on our business, prospects, financial condition and results of operations by, among other things, impeding the growth of the Internet, subjecting us to fines, penalties, damages or other liabilities, requiring costly changes in our business operations and practices, and reducing customer demand for our products and services. We do not maintain insurance coverage to cover the types of claims or liabilities that could arise as a result of such regulation.

The United States government may substantially increase border controls and impose restrictions on cross-border commerce that may substantially harm our business.

We purchase a substantial portion of our products from foreign manufacturers and other suppliers who source products internationally. Restrictions on shipping goods into the United States from other countries pose a substantial risk to our business. Particularly since the terrorist attacks on September 11, 2001, the United States government has substantially increased border surveillance and controls. If the United States were to impose further border controls and restrictions, impose quotas, tariffs or import duties, increase the documentation requirements applicable to cross border shipments or take other actions that have the effect of restricting the flow of goods from other countries to the United States, we may have greater difficulty acquiring our inventory in a timely manner, experience shipping delays, or incur increased costs and expenses, all of which would substantially harm our business and results of operations.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. Pursuant to the SEC rules, this prospectus, which forms a part of the registration statement, does not contain all of the information in such registration statement. You may read or obtain a copy of the registration statement from the SEC in the manner described above.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. The documents we incorporate by reference are:

1.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC on March 26, 2009;

2.	Our Quarterly Report on Form 10-Q for the quarter ended April 4, 2009 filed with the SEC on May 14, 2009;

3.	Our Quarterly Report on Form 10-Q for the quarter ended July 4, 2009 filed with the SEC on August 10, 2009;

4.	Our Quarterly Report on Form 10-Q for the quarter ended October 3, 2009 filed with the SEC on November 6, 2009

5.	Our Current Reports on Form 8-K filed with the SEC on January 9, 2009, February 17, 2009, March 11, 2009, April 6, 2009, April 22, 2009, May 6, 2009, August 6, 2009, October 29, 2009, and December 17, 2009;

6.	Our Definitive Proxy Statement for our 2009 Annual Meeting of Stockholders filed with the SEC on April 3, 2009; and

7.	The description of our common stock contained in our registration statement on Form 8-A12B filed with the SEC on January 23, 2007, including any amendment or report filed for the purpose of updating such description.

In addition, we incorporate by reference all reports and other documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus and prior to the termination of this offering and all such reports and documents will be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. We expressly exclude from such incorporation information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference. Requests for documents should be submitted in writing to the Secretary, at U.S. Auto Parts Network, Inc., 17150 South Margay Avenue, Carson, California 90746, or by telephone at (310) 735-0553.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to our management. In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors.” Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we incorporate by reference into this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

The shares of common stock covered by this prospectus will be sold or otherwise disposed of by the selling stockholder, and the selling stockholder will receive all of the proceeds from dispositions of such shares or interests therein. We will not receive any proceeds from the disposition of the shares covered by this prospectus or interests therein.

SELLING STOCKHOLDER

We are registering the shares of common stock covered by this prospectus on behalf of the selling stockholder named in the table below. We issued the shares to the selling stockholder in private placement transactions prior to our initial public offering. All of the shares were “restricted securities” under the Securities Act of 1933, as amended (“Securities Act”), prior to this registration.

Except as otherwise indicated in the footnotes, the following table sets forth the number of shares of our common stock beneficially owned by the selling stockholder as of December 4, 2009, based on the selling stockholder’s representations regarding its ownership. We cannot estimate the number of shares that will be held by the selling stockholder after completion of this offering because the selling stockholder may sell some of its shares in this offering, or outside this offering pursuant to its 10b5-1 plan established August 28, 2009, or under Rule 144 under the Securities Act. For purposes of the table below, we assume that all shares owned by the selling stockholder which are offered by this prospectus will be sold.

	Beneficially Owned Before Offering			Number of Shares Being	Beneficially Owned After Offering(1)
Selling Stockholder	Number of Shares		Percent(2)	Offered in Offering	Number of Shares		Percent(2)
Nia Living Trust Established September 2, 2004	5,530,317	(3)	18.51%	2,500,000	3,030,317	(3)	10.14%

(1)	This table assumes that all shares owned by the selling stockholder which are offered by this prospectus are being sold. The selling stockholder reserves the right to accept or reject, in whole or in part, any proposed sale of shares. The selling stockholder may also offer and sell less than the number of shares indicated. The selling stockholder is not making any representation that any shares covered by this prospectus will or will not be offered for sale.
(2)	Based on 29,873,631 shares of common stock outstanding on December 4, 2009. Shares of common stock subject to options which are exercisable within 60 days of December 4, 2009 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person. Other than as described in the preceding sentence, shares issuable upon exercise of outstanding options are not deemed to be outstanding.
(3)	Consists of 5,530,317 shares of common stock held by the Nia Living Trust established September 2, 2004, of which Mehran Nia and his spouse are the co-trustees and beneficiaries. Mr. Nia disclaims beneficial ownership of the foregoing trust except to the extent of his pecuniary interest therein. Mr. Nia is one of our co-founders and served as our Chief Executive Officer and President from October 1995 to October 2007. Mr. Nia also served as a member of our Board of Directors from October 1995 until December 2009.

Related Party Transactions

Except as indicated below in this section, we are not aware of any material relationship between us and the selling stockholder within the past three years other than as a result of the selling stockholder’s beneficial ownership of our common stock.

Office Lease. We lease our corporate headquarters and primary warehouse and certain equipment from Nia Chloe Enterprises, LLC, an entity partly owned by Mehran Nia. Mr. Nia was a director, served as our Chief Executive Officer and President from October 1995 to October 2007, and is the co-trustee and co-beneficiary of the selling stockholder. Lease payments and expenses associated with this arrangement totaled $548,000 in fiscal year 2008.

Consulting Agreement. In September 2008, we entered into a verbal agreement with Mehran Nia to provide consulting services with regard to our purchasing operations. Mr. Nia was a director, served as our Chief Executive Officer and President from October 1995 to October 2007, and is the co-trustee and co-beneficiary of the selling stockholder. The arrangement has been terminated. Mr. Nia was paid $10,000 per month pursuant to the arrangement. For the year ended December 31, 2008, we paid Mr. Nia $40,000 for his services.

Indemnification Agreement. We have in place a director indemnification agreement with Mehran Nia. Mr. Nia was a director, served as our Chief Executive Officer and President from October 1995 to October 2007, and is the co-trustee and co-beneficiary of the selling stockholder. This agreement requires us to indemnify Mr. Nia to the fullest extent permitted under Delaware law against liabilities that may arise by reason of his service to us as a director and former executive officer, and to advance expenses incurred as a result of any proceeding against him as to which he could be indemnified.

Stock Lockup Agreement. We have entered into a stock lock-up agreement with Mehran Nia. Mr. Nia was a director, served as our Chief Executive Officer and President from October 1995 to October 2007, and is the co-trustee and co-beneficiary of the selling stockholder. This agreement requires us to file this registration statement on Form S-3 with the SEC to register up to 2,500,000 shares of Mr. Nia’s common stock of the Company and to use commercially reasonable best efforts to cause such registration statement to be declared effective and kept effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with this registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act. We will bear all costs of this registration, other than Mr. Nia’s attorneys’ fees, taxes and commissions and discounts related to the shares of Mr. Nia being registered hereunder. In exchange for our agreement to register 2,500,000 of Mr. Nia’s shares, he has agreed to not sell an additional 500,000 shares of common stock for a period of two years from the effective date of the Lockup Agreement.

PLAN OF DISTRIBUTION

The selling stockholder, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholder may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

•	a combination of any such methods of sale.

The selling stockholder may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholder may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholder from the sale of the common stock offered by it will be the purchase price of the common stock less discounts or commissions, if any. The selling stockholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that it meets the criteria and conforms to the requirements of that rule.

The selling stockholder and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholder and its affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

The selling stockholder has advised us that, with the exception of a 10b5-1plan filed on August 28, 2009, governing the sale of up to 1.2 million shares of the selling stockholder’s common stock, which common stock shall not be registered under this Form S-3, it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by the selling stockholder. If we are notified by the selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.

We have agreed with the selling stockholder to keep the registration statement of which this prospectus constitutes a part effective until the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement, or until all the shares owned by the selling stockholder can be sold may be sold without restriction under Rule 144 under the Securities Act.

LEGAL MATTERS

The legality of the shares offered hereby will be passed upon for U.S. Auto Parts by Dorsey & Whitney LLP, Irvine, California.

EXPERTS

The consolidated financial statements of U.S. Autoparts Network, Inc. appearing in U.S. Autoparts Network, Inc.’s Annual Report (form 10-K) for the year ended December 31, 2008, have been audited by Ernst & Young, LLP, an independent registered public accounting firm as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority by such firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our charter documents provide for indemnification of our directors and officers to the fullest extent permitted by law. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or controlling persons of U.S. Auto Parts pursuant our Amended and Restated Certificate of Incorporation, bylaws and the Delaware General Corporation Law, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

2,500,000 Shares of Common Stock

PROSPECTUS

December     , 2009

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROSPECTUS. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various costs and expenses to be paid by us with respect to the sale and distribution of the securities being registered. All of the amounts shown are estimates except for the SEC registration fee.

SEC Registration Fee	$700
Printing Expenses	2,500
Legal Fees and Expenses	8,000
Accounting Fees and Expenses	8,000
Miscellaneous	5,000

Total	$24,200

We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholder will bear all commissions and discounts, if any, attributable to the sales of its shares.

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Section 145 of the Delaware General Corporation Law, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by law and require us to advance litigation expenses upon our receipt of an undertaking by the director or officer to repay such advances if it is ultimately determined that the director or officer is not entitled to indemnification. Our bylaws further provide that rights conferred under such bylaws do not exclude any other right such persons may have or acquire under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

In addition, our certificate of incorporation provides that we shall indemnify our directors and officers if such persons acted (i) in good faith, (ii) in a manner reasonably believed to be in or not opposed to our best interests, and (iii) with respect to any criminal action or proceeding, with reasonable cause to believe such conduct was lawful. The certificate of incorporation also provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The certificate of incorporation further provides that we are authorized to indemnify our directors and officers to the fullest extent permitted by law through the bylaws, agreement, vote of stockholders or disinterested directors, or otherwise. We intend to obtain directors’ and officers’ liability insurance in connection with this offering.

In addition to the indemnification provided for in the certificate of incorporation and bylaws, we have entered into agreements to indemnify our directors and certain of our officers. These agreements will, among other things, indemnify our directors and some of our officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in our right, on account of services by that person as a director or officer of U.S. Auto Parts, or as a director or officer of any of our subsidiaries, or as a director or officer of any other company or enterprise that the person provides services to at our request.

ITEM 16.	EXHIBITS

Exhibit Number	Description	Where Located

4.1	Specimen of common stock certificate.	Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 as filed with the SEC on January 22, 2007

5.1	Opinion of Dorsey & Whitney LLP	Filed Herewith

23.1	Consent of Independent Registered Public Accounting Firm, Ernst & Young LLP	Filed Herewith

23.2	Consent of Dorsey & Whitney LLP	Included in Exhibit 5.1

24.1	Power of Attorney	Included in signature page

ITEM 17.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering price may be reflected in the form of prospectus filed with the SEC under Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act each filing of U.S. Auto Parts’ Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of U.S. Auto Parts pursuant to the foregoing provisions, or otherwise, U.S. Auto Parts has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by U.S. Auto Parts of expenses incurred or paid by a director, officer or controlling person of U.S. Auto Parts in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, U.S. Auto Parts will, unless in the opinion of its counsel the question has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carson, State of California, on December 17, 2009.

U. S. AUTO PARTS NETWORK, INC.

By:	/s/ Shane Evangelist
Shane Evangelist
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Shane Evangelist and Theodore R. Sanders, Jr. jointly and severally, as attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendment to this registration statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorneys-in-fact or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Shane Evangelist Shane Evangelist	Chief Executive Officer and Director (principal executive officer)	December 17, 2009

/s/ Theodore R. Sanders, Jr. Theodore R. Sanders, Jr.	Chief Financial Officer (principal financial and accounting officer)	December 17, 2009

/s/ Robert J. Majteles Robert J. Majteles	Chairman of the Board	December 17, 2009

/s/ Joshua Berman Joshua Berman	Director	December 17, 2009

/s/ Frederic W. Herman Frederic W. Herman	Director	December 17, 2009

/s/ Sol Khazani Sol Khazani	Director	December 17, 2009

/s/ Warren B. Phelps III Warren B. Phelps III	Director	December 17, 2009

/s/ Jeffery A. Schwartz Jeffery A. Schwartz	Director	December 17, 2009

/s/ Ellen F. Siminoff Ellen F. Siminoff	Director	December 17, 2009

INDEX OF EXHIBITS

Exhibit Number	Description	Where Located

4.1	Specimen of common stock certificate.	Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 as filed with the SEC on January 22, 2007

5.1	Opinion of Dorsey & Whitney LLP	Filed Herewith

23.1	Consent of Independent Registered Public Accounting Firm, Ernst & Young LLP	Filed Herewith

23.2	Consent of Dorsey & Whitney LLP	Included in Exhibit 5.1

24.1	Power of Attorney	Included in signature page